THIRD AMENDMENT TO THE
ANGEL OAKS FUNDS TRUST
TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of March 21, 2018, to the Transfer Agent Servicing Agreement, dated as of  October  16, 2014, (the “Agreement”), is entered into by and between ANGEL OAK FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC,  a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Angel Oak UltraShort Income Fund to the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ANGEL OAK FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Dory Black	By:	/s/ Anita Zagrodnik
Printed Name:	Dory Black	Printed Name:	Anita Zagrodnik

Title:	President	Title:	Senior VP

Exhibit A to the Transfer Agent Servicing Agreement – Angel Oak Funds Trust

Fund Names

Separate Series of Angel Oak Funds Trust

Name of Series
Angel Oak Flexible Income Fund
Angel Oak Multi-Strategy Income Fund
Angel Oak High Yield Opportunities Fund
Angel Oak UltraShort Income Fund